Thor Announces Second Quarter Fiscal 2013 Results

JACKSON CENTER, Ohio, March 7, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced results for its second quarter and six months ended January 31, 2013. Consolidated sales for the second quarter of fiscal 2013 were $741.6 million, up 24% from $597.0 million in the second quarter last year. Net income for the second quarter was $19.9 million, up 45% from $13.7 million in the prior-year second quarter. Diluted earnings per share (EPS) for the second quarter were $0.37, up 48% from $0.25 in the second quarter last year. Sales for the six months ended January 31, 2013 were $1.617 billion, up 27% from $1.270 billion in the prior-year period. Net income for the six months ended January 31, 2013 was $50.9 million, up 41% compared to $36.0 million in the first six months of fiscal 2012. Diluted EPS for the six months ended January 31, 2013 were $0.96 versus $0.66 in the prior-year period. The overall effective tax rate for the second quarter of fiscal 2013 was 22.1% compared to 36.4% for the second quarter last year and was favorably impacted by the settlement of certain state uncertain tax benefits and the retroactive reinstatement of various tax credits.

"We are pleased with the continued growth in revenues we were able to achieve in the second quarter," said Bob Martin, Thor President and Chief Operating Officer. "As we have said in our recent press releases, the RV and bus markets remain very competitive, with elevated levels of discounting on certain products. In the first and second quarters, we made the decision to defend our RV shelf space on dealer lots and maintain momentum with our dealers. Similarly, in our bus business we decided to strategically pursue and win certain bus contracts which required more aggressive pricing, including contracts for entry into new markets."

Fiscal Second Quarter Highlights

  Total RV segment sales were $636.6 million, up 27% from $501.0 million in the second quarter last year.  RV segment income before tax was $31.0 million, up 35% from $22.9 million in the prior-year period.  As a percent of revenues, total RV income before tax rose to 4.9% from 4.6% in the prior year as an increase in sales of higher priced units was partially offset by increased discounts and incentives.
  Towable RV sales were $522.8 million, up 18% from $444.2 million in the prior-year period. Income before tax was $24.1 million, up 14% from $21.2 million in the second quarter last year. Towable RV income before tax fell to 4.6% of revenues from 4.8% a year ago, as increasing unit volumes were more than offset by increased discounts and incentives.
  Motorized RV sales were $113.8 million, more than double the $56.8 million in the prior-year second quarter. Income before tax was $6.9 million, up from $1.7 million last year. As a percent of revenues, motorized RV income before tax rose to 6.1% of revenues from 3.1% a year ago, as increased unit volumes resulted in improved operating leverage.
  Bus segment sales were $105.0 million, up 9% from $96.0 million in the second quarter last year.  Income before tax was $1.3 million, compared to $2.6 million in the second quarter last year. Bus segment income before tax fell to 1.3% of revenues from 2.7% a year ago as a result of more aggressive pricing on certain contracts.

"Thor generated strong gains in both revenues and net income during the second quarter, driven primarily by continued strength in the RV market," said Peter B. Orthwein, Thor Chairman and CEO. "Our results for the second quarter reflect the dealer optimism that has been building over the past several months, which is now supported by improving retail traffic and sales at the early spring shows. Based on current market trends, we expect continued sales growth and second half operating margins consistent with the second half of fiscal 2012."

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreation vehicles and is a major builder of commercial buses and ambulances.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2013 and 2012
($000 except per share - unaudited)

	3 MONTHS ENDED JANUARY 31,				6 MONTHS ENDED JANUARY 31,
	2013	% Net Sales (1)	2012	% Net Sales (1)	2013	% Net Sales (1)	2012	% Net Sales (1)

Net sales	$ 741,600		$ 596,970		$ 1,617,212		$ 1,269,970

Gross profit	$ 73,396	9.9%	$ 59,380	9.9%	$ 173,988	10.8%	$ 134,358	10.6%

Selling, general and administrative expenses	$ 46,187	6.2%	$ 36,245	6.1%	$ 97,652	6.0%	$ 74,705	5.9%

Amortization of intangible assets	$ 2,794	0.4%	$ 2,777	0.5%	$ 5,562	0.3%	$ 5,624	0.4%

Interest income, net	$ 648	0.1%	$ 864	0.1%	$ 1,347	0.1%	$ 1,790	0.1%

Other income, net	$ 468	0.1%	$ 274	0.0%	$ 1,021	0.1%	$ 325	0.0%

Income before income taxes	$ 25,531	3.4%	$ 21,496	3.6%	$ 73,142	4.5%	$ 56,144	4.4%

Income taxes	$ 5,635	0.8%	$ 7,816	1.3%	$ 22,258	1.4%	$ 20,106	1.6%

Net income	$ 19,896	2.7%	$ 13,680	2.3%	$ 50,884	3.1%	$ 36,038	2.8%

E.P.S. - basic	38¢		25¢		96¢		66¢
E.P.S. - diluted	37¢		25¢		96¢		66¢

Weighted avg. common shares outstanding-basic	53,002,106		54,587,293		52,965,286		54,789,738
Weighted avg. common shares outstanding-diluted	53,116,389		54,625,747		53,075,985		54,819,877

SUMMARY BALANCE SHEETS - JANUARY 31, ($000) (unaudited)

	2013	2012		2013	2012
Cash and equivalents	$ 108,140	$ 156,206	Current liabilities	$ 324,321	$ 279,991
Accounts receivable	250,315	174,690	Long-term liabilities	80,761	83,174
Inventories	235,116	192,225	Stockholders' equity	803,912	779,466
Deferred income tax and other	63,961	55,379
Total current assets	657,532	578,500
Property, plant & equipment, net	167,991	164,373
Goodwill	250,472	245,209
Amortizable intangible assets	111,665	119,631
Other assets	21,334	34,918
Total	$ 1,208,994	$ 1,142,631		$ 1,208,994	$ 1,142,631

(1) Percentages may not add due to rounding differences

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, the level of state and federal funding available for transportation, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, asset impairment charges, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended January 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Peter B. Orthwein or Jeffery A. Tryka, CFA, +1-574-970-7912